COMPANY GUARANTEE

TO:

MINERA ATASPACAS S.A. (the “Company ”)

Dear Sirs:

1.

The undersigned, CARDERO RESOURCE CORP. (the “Guarantor”), a British Columbia company with its principal place of business at Suite 1901, 1177 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2K3, does hereby unconditionally (except as provided herein) guarantee to the Company, its successors and assigns, the complete and timely performance of all the obligations, terms and conditions to be carried out or performed by MINERA KORIPAMPA DEL PERU S.A. (the “Investor”) under the agreement between the Company and the Investor dated December 16, 2005 (the “Agreement”).

2.

The Investor shall be primarily responsible for the performance of all its obligations, terms and conditions contained in the Agreement (the “Obligations”) provided that, if the Investor fails to perform the Obligations, on the written demand of the Company the Guarantor shall itself perform or cause to be performed, or otherwise take whatever steps as may be necessary to perform, or cause to be performed, the Obligations, as the case may be, and shall be responsible for any damages, costs and expenses whatsoever arising from a failure or breach for which the Investor was liable under the Agreement, as if the Guarantor was the original obligor thereunder.

3.

The Guarantor shall not be discharged or released from its undertakings hereunder by any waiver or forbearance by the Company, whether as to payment, time, performance or otherwise.  No waiver, amendment, release or modification of this Guarantee shall be established by conduct, custom or course of dealing, but only by written instrument duly executed by the Company and the Guarantor.

4.

This Guarantee shall continue in force notwithstanding any alterations to or delegations from the Agreement until all of the Obligations have been performed.

5.

This Guarantee shall be interpreted to mean that the Guarantor shall be responsible to the Company for the true and faithful performance of the Obligations in the manner and to the same extent as if Guarantor had originally executed the Agreement in place of the Investor.  Should there be any default in the performance of the Obligations on the part of the Investor, the Company shall have the right to proceed immediately against the Guarantor without first proceeding against the Investor.

6.

Notwithstanding anything contained herein, in no event shall the aggregate of the obligations and liability of the Guarantor and the Investor be greater than the Obligations; provided, however, that the obligations and liability of the Guarantor under this Guarantee shall not be discharged or released by reason of the discharge or release of the Investor in bankruptcy, receivership or other proceedings, a disaffirmation or rejection of the Agreement by the Investor or a trustee, custodian or other representative in bankruptcy, or any other stay or other enforcement restriction, or other reduction, modification, impairment or limitation of liability or remedy of the Company that would not have been applicable if the Guarantor was the original obligor under the Agreement (such as, for example, a lack of corporate authority of the Investor).

7.

This Guarantee shall be irrevocable and binding upon the Guarantor, its successors and assigns, and shall inure to the exclusive benefit of the Company, its successors and assigns.  No party shall have the right to assign any of its obligations, liabilities, rights or benefits hereunder.  This Guarantee shall be construed and take effect in accordance with the laws of the State of New York (without giving effect to conflict of laws principles and regardless of any general or specific choice of law, forum selection or dispute resolution provision in the Agreement or any agreement related to it.)

8.

The Company and the Guarantor hereby agree that the resolution of any and all disputes related to or arising out of this Guarantee, including those concerning the existence of this Guarantee or of the Agreement, shall be settled by arbitration in accordance under the Commercial Arbitration Rules of the American Arbitration Association in force at the time of the dispute.  The arbitration shall be held in English in New York City and there will be three arbitrators, with each party selecting one arbitrator and the two arbitrators, together, selecting the third.  Without in any way negating the duty to arbitrate any dispute hereunder, for purposes of enforcement of any arbitration award, preliminary relief in aid of arbitration proceedings or any other action properly brought before a court in connection with this Guarantee or the arbitration of any dispute, the parties acknowledge that venue is proper and shall be laid exclusively in the state and federal courts in New York City and hereby submit to the jurisdiction of such courts in connection with any such action or proceeding. Any and all disputes arising out of this Guarantee, including those concerning the existence of this Guarantee or of the Agreement shall be submitted to arbitration within eighteen (18) months from the date the dispute first arose or shall be forever barred.  Such arbitration shall be in lieu of all other remedies and procedures available to the parties, provided that any such party may seek preliminary injunctive or other interlocutory relief prior to the commencement of such arbitration.  Unless otherwise determined in the arbitration award or decision, each party shall bear its own costs of the arbitration and the cost of the arbitrator selected by it, and they shall share equally the other costs of the arbitration proceedings.

9.

Notwithstanding anything else herein contained, this Guarantee shall irrevocably terminate and become null and void for all purposes whatsoever, and the Guarantor shall not have any further obligations whatsoever hereunder, upon the termination (for whatever reason) of the right granted to the Investor by the Company to acquire an interest in the Concesiones Mineras (as defined in the Agreement), except with respect to any such Obligations as have accrued prior to any such termination.

10.

Any notice or written communication to the Company or the Guarantor shall be made by certified mail, postage prepaid, or by a recognized commercial courier, to the respective address shown below, or such other address as one party may by notice advise to the other:

(a)

if to the Company:

Minera Ataspacas S.A.

Libertad 114, Oficina 202

Miraflores, Lima 18

Peru

(b)

if to the Guarantor:

Cardero Resource Corp.

Suite 1901 – 1177 West Hastings Street

Vancouver, British Columbia

Canada, V6E 2K3

Dated at Sannich, British Columbia, Canada this 16th day of December, 2005.

CARDERO RESOURCE CORP.

By:

(signed) Hendrik Van Alphen

Hendrik van Alphen,

President